Exhibit 10.32
ECI Telecom Ltd.
Housekeeping Department
30 Hasivim St., P.O.B. 500, Petach Tikvah 49517
Tel: 03-9268800; Fax: 03-9268777
e-mail: Avri.Navon@ecitele.com
26 October, 2003
6431 – VERAZ

To:	Israel Zohar
Mony Nachum
For information:	Hezi Ben Artzi
Zohar Tzelalichin
From:	Avri Navon
RE: Computer Room – Veraz
1.	According to the arrangement between Veraz and ECI, Veraz will receive on the second floor of Stage B of the Ashtrom Building, three rooms (numbered 242, 243 and 244) for a computer room.
2.	Further to the examination made by the EDS people and in which the Veraz and ECI representatives participated, all the communication cables from the present computer room can be transferred to the new area that has been allocated for the Veraz company.
3.	This arrangement expresses the solution and agreements reached between Veraz and ECI with respect to the allocation of the area for the Veraz company’s computer room.
Yours sincerely,

/s/ Avri Navon
Avri Navon
Encl: Plan